Q1 2027 CEO Letter & Financial Highlights Exhibit 99.2

We delivered a strong start to fiscal 2027, exceeding our guidance for revenue, non- GAAP operating margin, and operating cash flow while continuing to build momentum across the business Organizations are looking for practical ways to use AI to improve customer experiences and employee productivity without adding complexity. Our strategy has been to build a unified platform that brings together communications, customer engagement and AI, making it easier for customers to achieve those outcomes. We're encouraged by the progress we're seeing across the business and remain focused on disciplined execution to drive long-term growth and shareholder value. Samuel C. Wilson, Chief Executive Officer Exhibit 99.2

Dear Stockholders, Customers, Partners and Employees, We delivered a strong start to fiscal 2027, with record service revenue, our fifth consecutive quarter of year-over-year revenue growth, and results that exceeded our guidance ranges for revenue, non-GAAP operating margin and operating cash flow. Usage-based revenue grew more than 60% year over year, helping drive service revenue growth of 5% compared to the first quarter of fiscal 2026, and both GAAP and non-GAAP operating profit increased. These results matter not only because of what we delivered in the quarter, but because of what they suggest about the progress of our broader transformation. After several years of investment in the 8x8 Platform, we are beginning to see that work translate into broader customer adoption and improved business performance. What gives me the most confidence is what sits beneath the financial results. Customers are adopting more of the platform, using our AI capabilities in production environments and increasingly recognizing the breadth of what 8x8 can now deliver. Q1 2027 Letter to Stockholders Exhibit 99.2 3

A multi-year transformation This did not begin last quarter, and it is not a new strategy created in response to the recent acceleration in artificial intelligence. Over the past several years, including through the acquisition and integration of Fuze, we accelerated our investments in research and development, product innovation and the underlying infrastructure required to deliver reliable enterprise communications around the world. We strengthened our global voice network, enhanced security, quality and availability, unified more of our communications portfolio, expanded our programmable communications capabilities and built AI directly into the platform. I think of that work in three phases. The first phase was about rebuilding and integrating the foundation: a unified communications platform supported by a high-quality, highly available global voice network with enterprise-grade security and reliability. The second phase was about accelerating innovation on that foundation. We expanded the platform beyond traditional unified communications and contact center capabilities into programmable communications, conversational intelligence, workforce engagement and native AI development. Rather than creating another collection of point products, we designed these capabilities to work together and draw from the same communications infrastructure and interaction data. We are now entering the third phase: translating the platform’s breadth and pace of innovation into broader awareness, adoption and durable growth. Our go-to-market capabilities now need to catch up with how rapidly the portfolio has evolved. When I meet with customers and partners, one comment comes up surprisingly often: “I didn’t know you did that.” As CEO, I find that both gratifying and humbling. It tells me we have built far more capability than many people realize. It also reminds me that innovation alone is not enough. We must make it easier for customers and partners to understand what the 8x8 Platform can do, connect those capabilities to measurable business outcomes and adopt more of the platform over time. That is why our priorities for fiscal 2027 are becoming a truly partner-first organization, improving customer retention and increasing multi-product adoption. Q1 2027 Letter to Stockholders Exhibit 99.2 4

Communications infrastructure for the AI era Artificial intelligence is not making communications less important. It is making communications infrastructure more important. Every AI agent must communicate—with customers, employees, business applications and, increasingly, other AI agents. Voice, messaging, video, contact center interactions and programmable APIs are becoming the interfaces between people and intelligent software. Voice has a particularly important role in that transition. It remains one of the most natural and widely used ways for people to interact, and it will be an essential interface as AI agents become more capable and broadly adopted. Delivering a production-quality voice experience requires more than attaching a language model to an application. It requires reliable communications infrastructure, global connectivity, low latency, orchestration, security and the ability to move an interaction between AI and human resources without losing context. This is where we believe 8x8 is differentiated. The 8x8 Platform brings together unified communications, contact center, programmable communications, conversational data, orchestration and native AI development in a common architecture. An AI agent and a human employee can draw from the same interaction history and operate across the same communications environment. Every conversation can become useful enterprise data, every channel can become programmable and every interaction can become more intelligent. For small and midsized organizations in particular, this matters. These businesses increasingly must compete on customer experience with much larger enterprises, but they often lack comparable IT and development resources. Our goal is to make enterprise-grade communications and AI capabilities accessible without requiring customers to assemble, integrate and maintain a complex collection of vendors. Evidence of growing adoption The most encouraging part of the quarter was seeing customers expand how they use the platform. Customer adoption of our AI solutions, including AI Studio and 8x8 Intelligent Customer Assistant, grew 121% year over year and 68% sequentially. As of the end of July, more than 200 organizations were active in AI Studio, and had built more than 2,900 AI agents. Customers are using these agents in production environments, not simply conducting experiments. Examples include virtual receptionists, multilingual voice assistants, after-hours support, outbound renewal workflows and first-line IT service desks operating across voice, web chat and WhatsApp. One insurance customer built voice agents that remind policyholders to renew and help customers whose coverage has lapsed begin the reinstatement process. Q1 2027 Letter to Stockholders Exhibit 99.2 5

AI Studio is important not only because of its early adoption, but because of what it represents strategically. AI Studio is our agentic AI builder, internally developed and built natively into 8x8 Platform. It enables customers to connect communications channels, business systems, dashboards and analytics into purpose-built applications simply and easily, using natural- language prompts. Customers can build AI agents without adding vendors or consultants, or undertaking a lengthy custom-development project. That levels the playing field for smaller organizations and creates a significant opportunity for our reseller partners. AI Studio can allow a partner to act as a virtual systems integrator—building differentiated applications for individual customers, industries and use cases on top of the 8x8 Platform. Beyond AI, the number of customers using three or more paid 8x8 products increased 18% year over year. These customers now represent approximately 38% of recurring revenue, compared with 35% one year ago. Overall recurring revenue from newer products grew 18% year over year. Those metrics matter because they indicate that customers are increasingly viewing 8x8 as a platform rather than as a provider of a single communications product. Innovation organized around customer outcomes We introduced a broad range of capabilities during the quarter. Rather than viewing them as a list of separate product announcements, I believe they are best understood through the customer outcomes they enable. Making enterprise knowledge accessible Businesses generate valuable information through calls, meetings, email, internal discussions and support interactions, but much of that information remains isolated inside individual applications or departments. 8x8 Pulse is designed to change that. It captures and indexes interactions across calls, meetings, emails and support tickets, turning conversational data into a searchable and actionable source of organizational knowledge. Because it operates on our conversational data foundation, customers can connect communications data with relevant business context while retaining governance, auditability and access controls. Making AI easier to build and deploy We continued rapidly expanding AI Studio with multi-model support, voice-powered agent building, one-click connectors to third-party business applications, conversion of existing phone-tree IVRs into AI workflows and live simultaneous voice translation across multiple languages in early availability. The objective across these capabilities is straightforward: make AI easy to try, build, deploy, manage and pay for. Q1 2027 Letter to Stockholders Exhibit 99.2 6

Customers can select the model best suited to an individual agent, connect agents to systems they already use and build or modify workflows using natural language. A consumption-based model also allows customers to begin incrementally rather than committing to a large implementation before they have demonstrated value. Making every interaction more intelligent 8x8 AI Routing extends intelligent routing beyond the boundaries of the traditional contact center. It can connect a customer with the best-qualified resource across the organization, whether that person is a contact center agent, a subject-matter expert or a back-office employee. It can also work with 8x8 AI Studio, 8x8 Intelligent Customer Assistant, existing IVRs and third-party bots, allowing the routing layer to become more valuable as customers add new channels and capabilities. We also expanded 8x8 Workforce Management, our first product-led growth initiative, with AI- powered quality management, forecasting and scheduling improvements. Adoption of 8x8 Workforce Management within our installed base has more than doubled since the product was announced in November 2025. 8x8 Resolve, currently in closed beta, brings critical communications and incident alerts into the same platform employees use for daily work, while 8x8 Engage extends customer-engagement capabilities to experts and employees outside the formal contact center. These offerings broaden both the range of problems the platform can solve and the number of people within an organization who can contribute to the customer experience. Independent recognition during the quarter reinforced the progress we are making. 8x8 was recognized in the 2026 Gartner® Magic Quadrant™ for Unified Communications as a Service and as a Leader in the Metrigy CCaaS MetriRank 2026. Our unified communications, contact center and retail customer-service innovations also received industry awards. We view this recognition as external validation of both the breadth of the platform and the quality of the innovation taking place across the company. Turning innovation into performance A strong platform does not automatically translate into growth. Commercial execution matters. Our first priority is becoming a truly partner-first organization. Partners expand our reach into geographies, customer segments and industries that would be difficult to address efficiently through direct sales alone. They are also well positioned to create customer-specific and vertical applications using AI Studio and the broader platform. Channel-generated new-business pipeline increased approximately 25% year over year and 8% sequentially during the quarter. We also introduced 8x8 Small Business, a self-service, consumption-based offering developed with our partner community for businesses with fewer than 100 users. It gives direct resell partners greater flexibility to serve smaller customers without fixed seat counts or unnecessary product bundles, with deployment possible in as little as five days. Q1 2027 Letter to Stockholders Exhibit 99.2 7

Our second priority is improving customer satisfaction and retention. Our focus is on engaging customers around outcomes, helping them understand the full breadth of the platform, and giving partners better tools and information to support regular customer business reviews. Our third priority is expanding multi-product adoption. The increase in customers using three or more paid products is an encouraging early indicator, but we believe the opportunity within the installed base remains substantial. Product-led growth, self-enablement and consumption- based pricing should make it easier for customers to discover and adopt additional capabilities without a disruptive replacement project. An expanding opportunity and evolving revenue model The market is increasingly moving toward a higher mix of consumption-based revenue. We view that transition positively. The market for customer engagement through programmable communications and agentic AI interactions is evolving rapidly, creating a -growing opportunity for 8x8. Consumption-based pricing also reduces barriers to adoption. Customers can begin with a defined use case, measure the outcome and expand as value becomes clear. In this model, customer value and our revenue grow together. While this shift can drive higher top-line growth for 8x8, as we have seen in recent quarters, it also results in a higher mix of lower-gross-margin platform usage revenue, resulting in lower gross margin compared to prior periods. However, gross margin alone does not define the economic value of the model. In the first quarter, both GAAP and non-GAAP operating profit increased year over year even as the mix of platform usage revenue increased, providing evidence that revenue growth can produce greater operating profit dollars and cash flow over time. The road ahead We believe we are still in the early stages of one of the most significant technology transitions in decades. As AI becomes embedded in customer interactions, employee workflows and business processes, demand for reliable communications infrastructure, programmable channels, contextual data and intelligent orchestration should continue to grow. I believe 8x8 is well positioned to help shape that future. We have spent several years building a platform that combines a high-quality global voice network, unified communications, contact center, programmable communications, conversational data and native AI development in a way that we believe few companies can match. The next phase is about making sure the market understands what we have built and translating that innovation into broader adoption. The road to our long-term ambition will not always be a straight line. Customer buying patterns will change, technology will continue to advance, our revenue mix will evolve and our execution will matter every quarter. This can lead to variability in short term results. Q1 2027 Letter to Stockholders Exhibit 99.2 8

But if we continue to expand our partner ecosystem, improve retention, increase multi-product adoption and innovate around measurable customer outcomes, we believe we can deliver durable revenue growth, increasing operating profit and cash flow over time. Ultimately, that is what gives me confidence in our future. Our responsibility as management is not to optimize for a single quarter. It is to build an enduring company that creates increasing value for customers, partners, employees and shareholders over many years. We believe the investments we have made, the strategy we are executing and the opportunity ahead position us to do exactly that. Thank you to our customers for their trust, to our partners for their collaboration and to our employees for their commitment and execution. Samuel Wilson Chief Executive Officer Q1 2027 Letter to Stockholders Exhibit 99.2 9

We continue to execute against a financial model designed to support long- term value creation. As customers increasingly adopt our usage-based communications and AI solutions, revenue mix will continue to evolve. While our platform usage offerings carry a lower gross margin profile than SaaS software subscriptions, they also expand our market opportunity and contribute meaningful operating profit and cash flow as they scale. Our focus remains on growing operating income dollars, generating cash and allocating capital with discipline. Kevin Kraus, Chief Financial Officer Q1 2027 Letter to Stockholders Exhibit 99.2 10

Financial Highlights Our financial performance in the first quarter reflected continued disciplined execution and the strength of our evolving business model. We delivered our fifth consecutive quarter of year-over-year revenue growth, exceeded our guidance for service revenue, total revenue, operating profit and cash flow from operations, and generated earnings per share at the high end of our guidance range. We also extended our track record of financial discipline, generating positive non-GAAP operating profit and cash flow from operations in every quarter for more than five years. Reflecting our strong start to the year and confidence in our business trends, we raised our full-year revenue outlook while maintaining our non- GAAP operating income and cash flow expectations. As we discussed last quarter, we are intentionally leaning into the fastest-growing areas of the communications market, including our usage-based CPaaS and AI offerings. While this ongoing shift in revenue mix moderates consolidated gross margin percentage, these solutions expand our addressable market and generate meaningful operating income and cash flow as they scale. We again increased operating profit year-over-year while continuing to strengthen our balance sheet and reduce debt, demonstrating our ability to expand operating income even as our revenue mix continues to evolve. We remain focused on growing operating income dollars, generating strong cash flow and creating long-term shareholder value through disciplined execution and thoughtful investment in our highest-growth opportunities. Q1 2027 Letter to Stockholders Exhibit 99.2 11

Revenue & Business Performance We delivered record service and total revenue, driven by 63% year-over year growth in platform usage revenue. • Total Revenue reached $190.2 million, an increase of 5% year-over-year. • Record Service Revenue of $185.3 million, an increase of 5% year-over-year, driven by strength in our usage-based offerings. • Platform usage revenue, which includes our CPaaS programmable APIs, digital channels, and AI- based solutions, represented approximately 26% of total service revenue, up from 17% in Q1 last year. Revenue Service Revenue (US $ millions) $176 $180 $185 Q1 2026 Q4 2026 Q1 2027 Total Revenue (US $ millions) $181 $185 $190 Q1 2026 Q4 2026 Q1 2027 Profitability & Margin The shift in mix to lower-gross-margin platform usage revenue resulted in a lower gross margin compared to the first quarter of fiscal 2026. The decline in gross margin % was offset by lower operating expenses, and both GAAP and non-GAAP operating profit increased year over year. • GAAP Gross Profit was $116.4 million, or 61.2% of revenue, compared to gross profit of $120.4 million, or 66.4% of revenue, in the first quarter of fiscal 2026. • Non-GAAP Gross Profit was $117.2 million, or 61.6% of revenue, compared to non-GAAP gross profit of $123.0 million, or 67.8% of revenue, in the first quarter of fiscal 2026. The year-over-year decline in gross profit reflected a higher mix of platform usage revenue. • GAAP Operating Income was $4.4 million, or 2.3% of revenue, and positive for the seventh consecutive quarter. • Non-GAAP Operating Income of $18.9 million, or 9.9% of revenue, increased year-over-year and exceeded the high end of our guidance range. Q1 2027 Letter to Stockholders Exhibit 99.2 12

Q1 2027 Letter to Stockholders

Exhibit 99.2

Non-GAAP Gross Margins[1]


70.6%
67.8%
66.8%
64.2%
63.9%
61.6%
Q1 2026
Q4 2026
Q1 2027
Service Gross Margin
Total Gross Margin

Non-GAAP Operating Expenses and Total Costs[1,2,3]


58.8%
91.0%
53.5%
89.3%
51.7%
90.1%
Q1 2026
Q4 2026
Q1 2027
Non-GAAP Operating Expenses
Total Costs

Non-GAAP Operating Income and Margin[1]

Non-GAAP Operating Income (US $ millions)


$16
$20
$19
Q1 2026
Q4 2026
Q1 2027

Non-GAAP Operating Margin (% of revenue)


9.0%
10.7%
9.9%
Q1 2026
Q4 2026
Q1 2027

1. See Appendix for reconciliation of Non-GAAP metrics to nearest GAAP metric.
2. Non-GAAP Operating Expenses includes non-GAAP R&D, Sales and Marketing, and G&A expenses, but does not include non-GAAP Cost of Total Revenue ("COGS").
3. Non-GAAP Total Costs is defined as Non-GAAP Operating Expenses plus Non-GAAP Cost of Total Revenue ("COGS").

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Q1 2027 Letter to Stockholders
Exhibit 99.2

Operating Cash Flow and Cash Balance

- Cash Flow from Operations was $17.0 million, marking the 22nd consecutive quarter of positive cash flow.
- Trailing twelve month cash flow was $60.9 million.
- Cash, cash equivalents and restricted cash totaled $92.3 million on June 30, 2026.

Capital Allocation

- Stockholders equity increased to $147.8 million, up 15% from the end of Q1 2026, reflecting positive GAAP operating income and operating cash flow, as well as continued repayments of outstanding principal on the 2024 Term Loan.
- The Company made a $14.5 million pre-payment of principal on the 2024 Term Loan, bringing the remaining principal amount outstanding on the term loan to $107.5 million on June 30, 2026. Total debt outstanding at quarter end, including the 2028 Convertible Notes, was $309.4 million. Since August 2022, the Company has reduced total debt outstanding by $239 million (or ~44%).

Ending Principal Amount Outstanding by Quarter ($ millions)


$600.0
$400.0
$200.0
$—
$500.0 $500.0 $548.1 $542.1 $520.2 $515.2 $490.2 $490.2 $490.2 $426.9 $426.9 $401.9 $368.9 $353.9 $338.9 $328.9 $323.9 $323.9 $309.4
$500.0 $500.0
$250.0 $250.0 $250.0 $250.0 $225.0 $225.0 $225.0 $225.0 $225.0
$200.0 $167.0 $152.0 $137.0 $127.0 $122.0 $122.0 $107.5
$201.9 $201.9 $201.9 $201.9 $201.9 $201.9 $201.9 $201.9 $201.9 $201.9 $201.9 $201.9 $201.9 $201.9 $201.9 $201.9 $201.9
$96.2 $90.2 $68.3 $63.3 $63.3 $63.3 $63.3
Q4'22 Q1'23 Aug'22 Q2'23 Q3'23 Q4'23 Q1'24 Q2'24 Q3'24 Q4'24 Q1'25 Q2'25 Q3'25 Q4'25 Q1'26 Q2'26 Q3'26 Q4'26 Q1'27
2024 Notes
2028 Notes
2022 Term Loan
2024 Term Loan

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Forward-Looking Statements: This presentation includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," “opportunity,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements about: our future financial performance, including revenue, margins, and operating expenses; trends in our business and the technology industry; the sufficiency of our cash, cash equivalents, investments, and operating cash flows to meet our liquidity needs; our ability to service our debt or secure additional debt; our market position, opportunity, and growth strategy; our ability to compete successfully; our product strategy, innovation efforts and evolving artificial intelligence ("AI") capabilities; our ability to operate under evolving macroeconomic conditions, including geopolitical conflicts, tariffs, inflationary pressures, and currency volatility; our ability to attract and retain customers; our ability to expand into new markets and internationally; our ability to manage growth and future expenses; and the impact of recent accounting pronouncements on our consolidated financial statements. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Form 10-K for the fiscal year ending March 31, 2026 filed by 8x8, Inc. with the Securities and Exchange Commission as well as our other filings. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future. Explanation of GAAP to Non-GAAP Reconciliation Non-GAAP Service Revenue Gross Margin, Other Revenue Gross Margin, and Total Revenue Gross Margin Non-GAAP Service Revenue Gross Profit and Margin as a percentage of Service Revenue and Non-GAAP Other Revenue Gross Profit and Margin as a percentage of Other Revenue are computed as Service Revenue less Non- GAAP Cost of Service Revenue divided by Service Revenue and Other Revenue less Non-GAAP Cost of Other Revenue divided by Other Revenue, respectively. Non-GAAP Total Revenue Gross Profit and Margin as a percentage of Total Revenue is computed as Total Revenue less Non-GAAP Cost of Service Revenue and Non- GAAP Cost of Other Revenue divided by Total Revenue. Management believes the Company’s investors benefit from understanding these adjustments and from an alternative view of the Company’s Cost of Service Revenue and Cost of Other Revenue, as well as the Company's Service, Other and Total Revenue Gross Margin performance compared to prior periods and trends. Non-GAAP Operating Profit and Non-GAAP Operating Margin Non-GAAP Operating Profit excludes: amortization of acquired intangible assets, stock-based compensation expense and related employer payroll taxes, transaction-related costs, certain legal and regulatory costs, certain severance and transition and contract exit costs from Operating Profit (Loss). Non-GAAP Operating Margin is Non- GAAP Operating Profit divided by Revenue. Management believes that these exclusions provide investors with a supplemental view of the Company’s ongoing operating performance. Q1 2027 Letter to Stockholders Exhibit 99.2 15

Q1 2027 Letter to Stockholders

Exhibit 99.2

Reconciliation of GAAP To Non-GAAP Financial Measures

(Unaudited, in thousands)

	Three Months Ended		
	6/30/2026	3/31/2026	6/30/2025
Cost of Revenue			
GAAP cost of service revenue	$ 67,635	$ 61,566	$ 53,822
Amortization of acquired intangible assets	(514)	(514)	(507)
Stock-based compensation expense and related employer payroll taxes	(201)	(377)	(582)
Transaction-related costs	(33)	—	—
Severance, transition and contract exit costs	91	(824)	(944)
Non-GAAP cost of service revenue	$ 66,978	$ 59,851	$ 51,789
GAAP service revenue profit	$ 117,711	$ 118,609	$ 122,486
Non-GAAP service revenue profit	$ 118,368	$ 120,324	$ 124,519
GAAP cost of other revenue	$ 6,164	$ 6,627	$ 7,099
Stock-based compensation expense and related employer payroll taxes	(84)	(79)	(147)
Severance, transition and contract exit costs	(105)	(88)	(353)
Non-GAAP cost of other revenue	$ 5,975	$ 6,460	$ 6,599
GAAP other revenue loss	$ (1,340)	$ (1,556)	$ (2,046)
Non-GAAP other revenue loss	$ (1,151)	$ (1,389)	$ (1,546)
GAAP gross profit	$ 116,371	$ 117,053	$ 120,440
Non-GAAP gross profit	$ 117,217	$ 118,935	$ 122,973
Operating Profit			
GAAP income from operations	$ 4,379	$ 3,330	$ 565
Amortization of acquired intangible assets	3,835	3,616	3,501
Stock-based compensation expense and related employer payroll taxes	4,305	4,903	6,909
Transaction-related expenses	2,517	3,249	—
Legal and regulatory costs	566	648	835
Severance, transition and contract exit costs	3,285	4,018	4,523
Non-GAAP operating profit	$ 18,887	$ 19,764	$ 16,333

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Q1 2027 Letter to Stockholders Exhibit 99.2 Copyright 2026 8x8, Inc. or its affiliates. All rights reserved.